Filed Pursuant to Rule 424(B)(7)

Registration No. 333-130736

$58,887, calculated in accordance with Rule 457(r),

has been transmitted to the SEC in connection with

the securities offered from the registration statement

(333-130736) by means of this prospectus supplement

PROSPECTUS SUPPLEMENT

September 18, 2006

(To Prospectus Dated December 28, 2005)

7,000,000 Shares

WellPoint Common Stock

The selling stockholder named in this prospectus supplement is offering 7,000,000 shares of WellPoint common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “WLP”. On September 18, 2006, the last reported sale price of WellPoint common stock on the New York Stock Exchange was $77.52.

	Per Share	Total
Public offering price	$77.50	$542,500,000.00
Underwriting discounts and commissions	$2.5478	$17,834,687.50
Proceeds to selling stockholder, before expenses	$74.9522	$524,665,312.50

Investing in WellPoint common stock involves risks. See “ Risk Factor Relating to this Offering” beginning on page S-1 of this prospectus supplement, and “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2005, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, each of which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on September 22, 2006.

Goldman, Sachs & Co.	JPMorgan

Prospectus Supplement dated September 18, 2006

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the terms “we,” “us,” “our,” the “Company” and “WellPoint” refer to WellPoint, Inc. and/or WellPoint, Inc. and its direct and indirect subsidiaries, as the context requires.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the base prospectus, gives more general information about us and the WellPoint common stock offered hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the WellPoint common stock in this prospectus supplement differs from the description of WellPoint common stock in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Neither we, the selling stockholder nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholder nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus and any document incorporated by reference may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

RISK FACTOR RELATING TO THIS OFFERING

Certain hedging activities may affect the value of our common stock.

The selling stockholder has advised us that it intends to use substantially all of the net proceeds from its sale of the shares to purchase cash settled, equity-linked notes, relating to approximately 6,336,550 and 6,336,550 of our shares, respectively, which will mature approximately 6.5 and 12.5 months, respectively, after the closing of this offering. These notes will be issued by JPMorgan Chase Bank, National Association (London Branch), an affiliate of J.P. Morgan Securities Inc., and the return on these notes will be linked to the future performance of WellPoint’s common stock. It is a condition to this offering that the note purchases close concurrently with the closing of this offering.

We have also been advised that JPMorgan Chase Bank, National Association (London Branch) expects to enter into hedging transactions through one or more of its affiliates in connection with the issuance of the equity-linked notes to the selling stockholder. In connection with these hedging transactions, JPMorgan Chase Bank, National Association (London Branch) expects, through its affiliates, to establish its initial hedge positions by purchasing an aggregate of approximately 5.9 million shares of WellPoint common stock directly from the selling stockholder, in private transactions concurrent with the closing of this offering and the sale of the equity-linked notes. These shares sold by the selling stockholder to JPMorgan Chase Bank, National Association (London Branch) or its affiliates are in addition to the shares being sold by the selling stockholder in this offering. After establishing its initial hedge, JPMorgan Chase Bank, National Association (London Branch) and/or its affiliates will modify its hedge position from time to time prior to the maturity or early redemption of the equity-linked notes by entering into or unwinding various derivatives and/or purchasing or selling WellPoint common stock. In particular, these hedging transactions are likely to occur shortly before the maturity or early repayment of the equity-linked notes. Holders of the equity-linked notes may demand early redemption at any time prior to their maturity.

The effect, if any, of these transactions on the market price for our common stock will depend on market conditions and cannot be ascertained at this time, but any of these activities could reduce the price of our common stock and/or lead to periods of heightened volatility in the price of our common stock.

We do not make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of our common stock. In addition, no representation is made that JPMorgan Chase Bank, National Association (London Branch) and/or its affiliates will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.wellpoint.com) and at the SEC’s website (www.sec.gov). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus. All documents filed (but not those that are furnished) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed document.

The following documents have been filed by us with the SEC and are specifically incorporated by reference into this prospectus:

1.	Annual Report on Form 10-K for the year ended December 31, 2005;

2.	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006; and

3.	Current Reports on Form 8-K, dated January 10, 2006; January 19, 2006; March 3, 2006; March 29, 2006; May 18, 2006; and September 1, 2006.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary (telephone: (317) 488-6000).

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 2IE of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions and expectations discussed in these forward-looking statements. Our actual results may differ materially. We have included important factors in the cautionary statements and risk factors contained or incorporated by reference in this prospectus supplement or the accompanying prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

OUR COMPANY

We are the largest health benefits company in terms of commercial membership in the United States. We are an independent licensee of the Blue Cross and Blue Shield Association. We serve our members as the Blue Cross licensee for California and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties, and as Blue Cross, Blue Shield or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the immediate suburbs of Washington, D.C.) and Wisconsin. We also serve our members throughout various parts of the United States as UniCare. We are licensed to conduct insurance operations in all 50 states through our subsidiaries.

Wellpoint is incorporated under the laws of the State of Indiana. Our principal executive offices are located at 120 Monument Circle, Indianapolis, Indiana 46204 and our telephone number is (317) 488-6000.

RECENT DEVELOPMENTS

Our net income for the second quarter of 2006 was $751.2 million, or $1.17 per diluted share, including costs of $0.05 per diluted share for the impact of expensing stock options in accordance with FAS 123R and pre-tax net realized investment losses of $0.01 per share. Net income for the second quarter of 2005 was $559.4 million, or $0.90 per diluted share, which included expenses of $0.10 per diluted share related to an agreement resolving two national multi-district lawsuits with physicians. Medical enrollment totaled 34.2 million members at June 30, 2006, an increase of more than 5.3 million members from 28.8 million at June 30, 2005, including approximately 4.8 million members acquired through our merger with WellChoice, Inc.

USE OF PROCEEDS AND HEDGING

We will not receive any of the proceeds from the sale of the shares by the selling stockholder. The selling stockholder has advised us that it intends to use substantially all of the net proceeds from its sale of the shares to purchase cash-settled, equity-linked notes relating to approximately 6,336,550 and 6,336,550 of our shares, respectively, which will mature approximately 6.5 and 12.5 months, respectively, after the closing of this offering. These notes will be issued by JPMorgan Chase Bank, National Association (London Branch), an affiliate of J.P. Morgan Securities Inc., and the return on these notes will be linked to the future performance of WellPoint’s common stock. It is a condition to this offering that the note purchases close concurrently with the closing of this offering.

We have also been advised that JPMorgan Chase Bank, National Association (London Branch) expects to enter into hedging transactions through one or more of its affiliates in connection with the issuance of the equity-linked notes to the selling stockholder. In connection with these hedging transactions, JPMorgan Chase Bank, National Association (London Branch) expects, through its affiliates, to establish its initial hedge positions by purchasing an aggregate of approximately 5.9 million shares of WellPoint common stock directly from the selling stockholder in private transactions concurrent with the closing of this offering and the sale of the equity-linked notes. These shares are in addition to the shares being sold by the selling stockholder in this offering. After establishing its initial hedge, JPMorgan Chase Bank, National Association (London Branch) and/or its affiliates will modify its hedge position from time to time prior to the maturity or early redemption of the equity-linked notes by entering into or unwinding various derivatives and/or purchasing or selling WellPoint common stock in secondary market transactions. In particular, these hedging transactions are likely to occur shortly before the maturity or early repayment of the equity-linked notes. The equity-linked notes are expected to mature approximately 6.5 and 12.5 months after the closing of this offering. Holders of the equity-linked notes may demand early redemption at any time prior to their maturity.

The effect, if any, of these transactions on the market price for our common stock will depend on market conditions and cannot be ascertained at this time, but any of these activities could reduce the price of our common stock and/or lead to periods of heightened volatility in the price of our common stock.

SELLING STOCKHOLDER

The following table sets forth information with respect to the number of shares of common stock owned by the selling stockholder and as adjusted to give effect to the sale of the shares of common stock offered in this offering and a concurrent private sale of an aggregate of approximately 5.9 million shares to affiliates of J.P. Morgan Securities Inc. (the “Private Sale”). See “Use of Proceeds and Hedging.”

The selling stockholder, The New York Public Asset Fund, was created in January 2002 pursuant to Sections 4301(j) and 7317 under the New York State Insurance Law in order to receive, manage, invest and eventually monetize 95% of the common stock of WellChoice, Inc., the parent company of Empire HealthChoice, Inc., a Blue Cross/Blue Shield health insurer converted that year to a for-profit company. All shares registered pursuant to this prospectus were acquired by The New York Public Asset Fund in the merger between the Company and WellChoice, Inc. which was consummated on December 28, 2005. Prior to the consummation of the merger, The New York Public Asset Fund owned 52,001,903 shares of the common stock, $0.01 par value of WellChoice and 1 share of the Class B common stock, $0.01 par value, of WellChoice. Following the merger, The New York Public Asset Fund’s WellChoice shares, which had accounted for approximately 61.8% of the outstanding common stock of WellChoice, were exchanged for cash and 26,994,186 of our shares.

	Shares of Common Stock Beneficially Owned Immediately Before the Offering		Shares of Common Stock Sold In the Offering	Shares of Common Stock Sold In Private Sale	Shares of Common Stock Beneficially Owned After the Offering and the Private Sale
Name of Selling Stockholder	Number	Percentage(1)			Number	Percentage
The New York Public Asset Fund c/o Manatt, Phelps & Phillips, LLP 30 South Pearl Street, 12th Floor Albany, New York 12207 Attention: David Oakley	20,244,186	3.3%	7,000,000	5,903,226	7,340,960	1.2%

(1)	Percentage is calculated based on 619,796,173 shares of the Company’s stock outstanding as of July 19, 2006.

The selling stockholder is using substantially all of the net proceeds from this offering to purchase cash-settled, equity-linked notes relating to approximately 6,336,550 and 6,336,550 of our shares, respectively, which will mature approximately 6.5 and 12.5 months, respectively, after the closing of the offering from an affiliate of J.P. Morgan Securities Inc.

UNDERWRITING

The selling stockholder is offering the shares of common stock described in this prospectus supplement through Goldman, Sachs & Co. and J.P. Morgan Securities Inc., who are acting as joint book-running managers and joint lead managers for this offering. Subject to the terms and conditions set forth in an underwriting agreement, the selling stockholder has agreed to sell to each underwriter named below, and such underwriters have agreed to purchase, the number of shares of common stock set forth opposite their names below:

Underwriter	Number of shares
Goldman, Sachs & Co.	3,500,000
J.P. Morgan Securities Inc.	3,500,000

Total	7,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to conditions customary for offerings of this type. In addition, the closing of this offering is conditioned on the sale by JPMorgan Chase Bank, National Association (London Branch) of cash-settled, equity-linked notes to the selling stockholder and the selling stockholder’s sale of an aggregate of approximately 5.9 million shares to affiliates of JPMorgan Chase Bank, National Association (London Branch). The underwriters are committed to purchase all the shares if they purchase any of the shares.

The following table shows the per share and total underwriting discounts and commissions that the selling stockholder will pay to the underwriters.

Underwriting discounts and commissions

Paid by selling stockholder
Per share	$2.5478
Total	$17,834,687.50

The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at the public offering price less a concession of $1.5286 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

Our common stock is traded on the New York Stock Exchange under the symbol “WLP.”

The selling stockholder has agreed, during the period beginning from the date of this prospectus supplement and continuing to and including November 2, 2006, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any securities of WellPoint that are substantially similar to the shares of our common stock offered hereby, including but not limited to any options or warrants to purchase shares of our stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, our stock or any such substantially similar securities without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and certain of their respective affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934 in connection with this offering. Stabilizing transactions permit bids to purchase the common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more shares of common stock in connection with this offering than they are committed to purchase from the selling stockholders. In addition, the underwriters may impose “penalty bids” under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to shares of common stock that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time:

(a)    to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)    in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

(i)    it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares of common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the sale of the shares of common stock would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by WellPoint;

(ii)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to WellPoint; and

(iii)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

The shares of common stock may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares of common stock may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The shares of common stock have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares of common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our total expenses attributable to this offering will be approximately $225,000, excluding underwriting discounts and commissions.

As described herein, substantially all of the proceeds of this offering will be paid to affiliates of J.P. Morgan Securities Inc., a member of the National Association of Securities Dealers, Inc. (“NASD”), in connection with the selling stockholder’s purchase of equity-linked notes, as described below.

Because more than 10% of the net proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters, this offering is being conducted in compliance with NASD Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide independent market,” as defined by the NASD, exists.

In the ordinary course of the underwriters’ respective businesses, the underwriters and their affiliates have engaged and may engage in commercial, investment banking and other advisory transactions with us or the selling stockholder for which they have received and will receive customary fees and expenses.

The selling stockholder has advised us that it intends to use substantially all of the net proceeds from its sale of the shares to purchase cash-settled, equity-linked notes relating to approximately 6,336,550 and 6,336,550 of our shares, respectively, which will mature approximately 6.5 and 12.5 months, respectively, after the closing of this offering. These notes will be issued by JPMorgan Chase Bank, National Association (London Branch), an affiliate of J.P. Morgan Securities Inc., and the return on these notes will be linked to the future performance of WellPoint’s common stock. It is a condition to this offering that the note purchases close concurrently with the closing of this offering. We have also been advised that JPMorgan Chase Bank, National Association (London Branch) expects to enter into hedging transactions through one or more of its affiliates in connection with the issuance of the equity-linked notes to the selling stockholder. In connection with these hedging transactions, JPMorgan Chase Bank, National Association (London Branch) expects, through its affiliates, to establish its initial hedge positions by purchasing an aggregate of approximately 5.9 million shares of WellPoint common stock directly from the selling stockholder, in private transactions concurrent with the closing of this offering and the sale of the equity-linked notes. These shares sold by the selling stockholder to JPMorgan Chase Bank, National Association (London Branch) or its affiliates are in addition to the shares being sold by the selling stockholder in this offering. After establishing its initial hedge, JPMorgan Chase Bank, National Association (London Branch) and/or its affiliates will modify its hedge position from time to time prior to the maturity or early repayment of the equity-linked notes by entering into or unwinding various derivatives and/or purchasing or selling WellPoint common stock and, accordingly, could affect the market price of our common stock. See “Use of Proceeds and Hedging” above.

LEGAL MATTERS

Specified legal matters in connection with this offering will be passed upon for us by White & Case LLP, New York, New York. Shearman & Sterling LLP, New York, New York, will act as counsel for the underwriters.

PROSPECTUS

WELLPOINT, INC.

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

We may offer and sell, from time to time, one or any combination of the securities we describe in this prospectus. The debt securities may be convertible into or exchangeable for our common stock or our other securities, or debt or equity securities of one or more other entities. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the New York Stock Exchange under the symbol “WLP.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities we may offer and sell from time to time, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 28, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, the terms “we,” “us,” “our,” the “Company” and “WellPoint” refer to WellPoint, Inc. and/or WellPoint, Inc. and its direct and indirect subsidiaries, as the context requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Such statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this prospectus:

•	trends in health care costs and utilization rates;

•	our ability to secure sufficient premium rate increases;

•	competitor pricing below market trends of increasing costs;

•	increased government regulation of health benefits and managed care;

•	significant acquisitions or divestitures by major competitors;

•	introduction and utilization of new prescription drugs and technology;

•	a downgrade in our financial strength ratings;

•	an increased level of debt;

•	litigation targeted at health benefits companies;

•	our ability to contract with providers consistent with past practice;

•	our ability to achieve expected synergies and operating efficiencies from our acquisition activity and to successfully integrate our acquisitions;

•	future bio-terrorist activity or other potential health epidemics; and,

•	general economic downturns.

You are cautioned not to place undue reliance on these forward-looking statements that are only as of the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

You should also be able to inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S–3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We specifically incorporate by reference the following documents, which we have already filed with the SEC:

(i) our Annual Report on Form 10–K for the year ended December 31, 2004;

(ii) our Quarterly Reports on Form 10–Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iii) our Current Reports on Form 8–K, filed on January 6, 7, 14 and 21, 2005; February 7 and 8, 2005; March 21, 2005; April 27, 2005; June 15, 2005; July 12, 22 and 27, 2005; September 8, 27 and 30, 2005; October 26, 2005; November 3, 2005; and, December 12, 2005.

(iv) the definitive proxy statement for our 2005 annual meeting of shareholders filed on April 8, 2005;

(v) our Registration Statements on Form S-8 filed on October 31, 2005 (333-129334) and Post-Effective Amendment No. 1 to Form S-8 filed on October 31, 2005 (333-97425); and

(vi) Post-Effective Amendment No. 1 to our Registration Statement on Form S-4 filed on November 21, 2005 (333-129256).

In addition, we also incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10–K, Quarterly Reports on Form 10–Q and Current Reports on Form 8–K, as well as proxy statements. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2 or Item 7 of Form 8–K.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

WellPoint, Inc.

Attention: Investor Relations

120 Monument Circle

Indianapolis, IN 462604

(317) 488–6000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY

We are the largest publicly traded commercial health benefits company in terms of membership in the United States. We are an independent licensee of the Blue Cross Blue Shield Association, an association of independent health benefit plans. We serve our members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan counties, and as Blue Cross, Blue Shield or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin; and through UniCare. We are licensed to conduct insurance operations in all 50 states and Puerto Rico through our subsidiaries.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include but are not limited to the repayment of debt, investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference.

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, earnings are defined as income before income taxes, plus interest expense, including amortization of debt discount and expense related to indebtedness and an estimated interest portion of rental expense. Fixed charges are defined as interest expense, including amortization of debt discount and expense related to indebtedness plus an estimated interest portion of rental expense.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

General

The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement.

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated debt. We will issue the debt securities under one of two separate indentures between us and The Bank of New York (the “Trustee”). Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series or establish additional terms for that series of debt securities. None of the indentures limits the amount of debt securities or other unsecured debt which we may issue.

Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement.

A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

•	whether the debt securities will be senior or subordinated debt;

•	the price(s) at which debt securities will be issued;

•	whether the debt securities will be issued pursuant to a periodic offering program;

•	the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

•	the date or dates on which the debt securities will mature and any right to extend the date or dates;

•	the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of the rate or rates;

•	the date or dates from which such interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

•	the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or property or settled for the cash value of securities issued by us or a third party and the terms for any conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•	whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•	each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	any right to defer payments of interest by extending the interest payment periods and the duration of the extensions;

•	the trustee under the indenture pursuant to which the debt securities are to be issued;

•	whether the debt securities will be subject to defeasance or covenant defeasance; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of WellPoint. The subordinated debt securities will be unsecured and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt, as defined herein, of WellPoint. See “Subordination” below.

Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any United States federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register, which will be kept by the trustee or another agent of ours. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes, as defined below, that will be deposited with, or on behalf of, The Depository Trust Company, referred to herein as the Depository, and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

A Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•	Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by the underwriter or underwriters with the principal amount of the debt securities purchased by the underwriter or underwriters.

•	Ownership of beneficial interests in a Global Note will be shown on, and the transfers of ownership will be effected only through, records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, that nominee for all purposes will be considered the sole owner or holder of the debt securities under the applicable indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture.

We will make payment of principal of, premium, if any, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers registered in “street name”. Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustee nor any of our respective agents will be responsible in any respect for actions or inactions of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interest in a Global Note or for maintaining, supervising or review any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•	if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days; or

•	if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to that beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Mergers and Similar Events

We are generally permitted to consolidate with or merge into any other person. In this section, “person” refers to any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. We are also permitted to sell substantially all of our assets to any other person, or to buy substantially all of the assets of any other person. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell all or substantially all of our assets, the other person may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership, limited liability company or trust organized under the laws of a state or the District of Columbia or under federal law) and it must agree to be legally responsible for the outstanding debt securities issued under the indentures. Upon assumption of our obligations by such a person in such circumstances, we shall be relieved of all obligations and covenants under the indentures and the debt securities.

•	The merger, sale of all or substantially all of our assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under “Events of Default.” A default for this purpose would also include any event that would be an Event of Default if we received the required notice of our default or if under the indentures the default would become an event of default after existing for a specified period of time.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a debt security;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to modify or amend the applicable indenture or the debt securities;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the debt securities. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the debt securities. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities issued under the applicable indenture. In those cases, we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring a Majority Vote. Any other change to the applicable indenture and the debt securities would require the following approval:

•	If the change affects only debt securities of one series, it must be approved by the holders of not less than a majority in principal amount of the debt securities of that series.

•	If the change affects the debt securities of one series as well as the debt securities of one or more other series issued under the applicable indenture, it must be approved by the holders of not less than a majority in principal amount of the debt securities of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the applicable indenture or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of WellPoint or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective upon full defeasance of the subordinated debt securities.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable,

•	Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture, or

•	All debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture.

•	Our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all of our Senior Debt whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of our assets to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets and liabilities;

•	bankruptcy;

•	insolvency; or

•	debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Senior Debt” means the principal of, and any premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not such claim for post-petition interest is allowed in such proceeding, on our Debt, whether incurred on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.

“Debt” means, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of that person for money borrowed;

•	every obligation of that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of that person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that person;

•	every obligation of that person incurred in connection with the acquisition of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of that person; and

•	every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise.

The indentures will place no limitation on the amount of additional Senior Debt that we may incur.

Events of Default

Each indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

•	We do not pay the principal or any premium on a note on its due date.

•	We do not pay interest on a note within 30 days of its due date.

•	We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Remedies If an Event of Default Occurs. Each indenture provides that if an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are satisfied.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the debt securities outstanding of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

Regarding the Trustee

We have had and may continue to have commercial and investment banking relationships with the Bank of New York in the ordinary course of business. The Bank of New York Trust Company, N.A. is the trustee under the indentures. The Bank of New York, an affiliate of the trustee, also performs services for us in the ordinary course of business and currently is the trustee under the indentures pursuant to which WellPoint’s 6.800% senior unsecured notes due 2012 and WellPoint’s 3.50% senior unsecured notes due 2007 are outstanding. The Bank of New York Trust Company, N.A. also is the trustee under an indenture pursuant to which WellPoint Health Network’s Inc. (“WHN”) 6.375% senior unsecured notes due 2006 and 6.375% senior unsecured notes due 2012, which we assumed in our merger with WHN on November 30, 2004, are outstanding. The Bank of New York Trust Company, N.A. also is the trustee under an indenture pursuant to which WellPoint’s 3.750% senior unsecured notes due 2007, WellPoint’s 4.250% senior unsecured notes due 2009, WellPoint’s 5.000% senior unsecured notes due 2014 and WellPoint’s 5.950% senior unsecured notes due 2034 are outstanding.

DESCRIPTION OF THE PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our articles of incorporation and the articles of amendment we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

We are authorized to issue up to 100,000,000 shares of preferred stock, without par value, none of which is issued or outstanding. Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the shareholders, determine and set forth in an amendment to our articles of incorporation the following for each series of preferred stock:

•	the serial designation and the number of shares in that series;

•	the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

•	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•	whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•	any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our articles of incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

The preferred stock, when issued, will be fully paid and nonassessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

COMMON STOCK

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our articles of incorporation, our by-laws and the applicable provisions of Indiana law.

General

We are authorized to issue up to 900,000,000 shares of common stock, par value $0.01 per share. Each holder of our common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock will entitle the holder of that share to an equal and ratable right to receive dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by us) when, if and as declared from time to time by our board of directors and paid out of legally available funds. We do not anticipate paying cash dividends.

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of common stock have no preemptive or redemption rights and will not be subject to further calls or assessments by us. Any shares of common stock offered by this prospectus will, when issued, be fully paid and non–assessable.

Authorized But Unissued Shares

Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Ownership of Our Common Stock in Articles of Incorporation

As required under our Blue Cross Blue Shield Association license, our articles of incorporation contain certain limitations on the ownership of our common stock. Our articles of incorporation provide that subsequent to our demutualization which took place on November 2, 2001, no person may beneficially own shares of voting capital stock in excess of specified ownership limits, except with the prior approval of a majority of the “continuing directors.” The ownership limits, which may not be exceeded without the prior approval of the Blue Cross Blue Shield Association, are the following:

•	for any institutional investor (as defined in our articles of incorporation), one share less than 10% of our outstanding voting securities;

•	for any non-institutional investor (as defined in our articles of incorporation), one share less than 5% of WellPoint’s outstanding voting securities; and

•	for any person, one share less than the number of shares of our common stock or other equity securities (or a combination thereof) representing a 20% ownership interest in us.

Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of any ownership limit will result in the intended transferee acquiring no rights in the shares exceeding such ownership limit (with certain exceptions) and the person’s excess shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit.

Certain Other Provisions of Our Articles of Incorporation and By-laws

Certain other provisions of our articles of incorporation and by-laws may delay or make more difficult unsolicited acquisitions or changes of control of us. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of us, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the board of directors. These provisions include:

•	the division of the board of directors into three classes serving staggered terms of office of three years;

•	an affirmative vote of the holders of outstanding shares representing at least 66 2/3% of all the votes then entitled to be cast at an election of directors or upon an affirmative vote of both (a) a majority of the entire number of directors at the time and (b) a majority of the directors who then qualify as continuing directors (as defined in our articles of incorporation);

•	provisions limiting the maximum number of directors to 19, and requiring that any increase in the number of directors then in effect must be approved by a majority of continuing directors;

•	permitting only the board of directors, the Chairman, the Chief Executive Officer or the President to call a special meeting of shareholders;

•	requirements for advance notice for raising business or making nominations at shareholders’ meetings.

Our by-laws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although our by-laws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

Our articles of incorporation contain additional anti-takeover provisions. These provisions restrict our ability or the ability of any of our subsidiaries to become a party to any business combination with a “related person” without the prior affirmative vote at a meeting of our shareholders: (a) of not less than sixty-six and two-thirds percent of all the votes entitled to be cast by the holders of the outstanding shares of all classes of voting stock, and (b) of an “independent majority of shareholders” unless all the conditions of a “fair price exception” or a “director approval exception” are met.

•	A “related person” means any person (other than WellPoint or a subsidiary of WellPoint or the board of directors acting as a group or the “continuing directors,” singly or as a group), that is (or is at the time any definitive agreement relating to a business combination is entered into or on the record date for the determination of shareholders entitled to notice of and to vote on a business combination or at the time immediately prior to the completion of a business combination) any of the following (1) the beneficial owner of more than 10% of the voting power of the outstanding voting stock, and who has not been such owner for a continuous period of two years; or (2) an affiliate of WellPoint and at any time within the preceding two-year period (but not continuously during such period) was the beneficial owner of 10% or more of the voting power of the voting stock; or (3) is an assignee of or has otherwise succeeded (except in a transaction involving a public offering) to any shares of voting stock which were at any time within the preceding two-year period beneficially owned by a “related person.”

•	The “fair price exception” alleviates the need for supermajority shareholder approval of a business combination with a “related person” when, among other things, (1) the fair market value of the property, securities, or other consideration to be received per share by the shareholders is at least as high as the higher of (a) the highest per share price paid by the “related person” in acquiring the corporation’s stock within the preceding two-year period, or (b) the fair market value per share of the shares as determined by their closing price during the previous thirty-day period; (2) the consideration to be received by the shareholders is in the same form and of the same kind as that paid by the “related person” for the majority of his shares; (3) the related person has not received, among other things, the benefit of any loans or other financial assistance from the corporation; and (4) a proxy or information statement has been mailed to all shareholders with respect to such business combination.

•	Under the “director approval exception” the vote of a supermajority of shareholders is not required to approve a business combination with a “related person” (a) if at least two-thirds of the “continuing directors” approve the business combination prior to the time that the related person becomes a related person and (b) the business combination is solely between WellPoint and another corporation, one hundred percent of the voting stock of which is owned directly or indirectly by WellPoint.

Amendment of Articles of Incorporation

Our articles of incorporation specifically provide that the following amendments to certain articles and/or sections of our articles of incorporation require the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding shares of all classes of voting stock voting as a single class:

•	amendments to Article IX (Restriction on Ownership and Transfer of Stock);

•	amendments to the voting rights of shares of our common stock; and

•	amendments to the provisions of the articles of incorporation changing the permissible size of the board and classifying the board of directors.

In addition, our articles of incorporation specifically provide that the following amendments to certain articles and/or sections of our articles of incorporation require the affirmative vote of (a) at least 75% of the votes entitled to be cast by the holders of the outstanding shares of all classes of our voting stock, voting as a single class; and (b) an “independent majority” of shareholders:

•	amendments to the provisions of the articles of incorporation regarding the removal of directors;

•	amendments to the provisions of the articles of incorporation regarding authority to call a special meeting of shareholders;

•	amendments to the provisions of the articles of incorporation regarding the sole authority of the board of directors to make, alter, amend, or repeal, or to waive provisions of, our by-laws;

•	amendments to the provisions of the articles of incorporation regarding the Indiana Demutualization Law; and

•	amendments to the provisions of the articles of incorporation regarding our authority to redeem shares acquired in control share acquisitions.

However, this 75% and “independent majority” voting threshold does not apply to, and such vote is not required for, any amendment, change or repeal recommended to shareholders by the favorable vote of not less than two-thirds of the directors who then qualify as continuing directors with respect to all “related persons,” and any such amendment, change or repeal so recommended requires only the vote, if any, required under the applicable provisions of the Indiana Business Corporation Law.

Amendment and Repeal of By-laws

WellPoint’s by-laws provide that, in general, the board of directors may amend, rescind or change the by-laws by the affirmative vote of a majority of the entire number of directors.

Certain amendments, rescissions or changes to the by-laws require the affirmative vote of not less than 80% of the directors at that time. The provisions of the by-laws subject to this higher voting standard include (a) provisions regarding the filling of vacancies on the board of directors; (b) provisions regarding the Chairman; (c) provisions regarding the President and Chief Executive Officer; (d) provisions regarding the chairmanship succession process; and (e) provisions regarding the location of WellPoint’s corporate headquarters and principal executive offices. The provisions of the by-laws in (a) through (d) are subject to the higher vote standard until November 30, 2006; (e) is subject to the higher vote standard at least until November 30, 2009.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “WLP.” Computershare Limited is the registrar, transfer agent, conversion agent and dividend disbursing agent for the common stock.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by White & Case LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement. With respect to certain legal matters relating to Indiana law, White & Case LLP has relied upon the opinion of Baker & Daniels LLP, counsel for WellPoint.

EXPERTS

The consolidated financial statements and schedule of WellPoint appearing in WellPoint’s annual report on Form 10-K for the year ended December 31, 2004, and WellPoint management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, which did not include an evaluation of the internal control over financial reporting of WellPoint Health Networks Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of WellPoint Health Networks Inc. from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

7,000,000 Shares

WellPoint Common Stock

Prospectus Supplement

Dated September 18, 2006

Goldman, Sachs & Co.	JPMorgan